NAME: Frost Gamma Investments Trust
ADDRESS: 4400 Biscayne Blvd
Miami, FL 33137

Designated Filer: Phillip Frost, M.D.

Issuer and Ticker Symbol: Senesco Technologies, Inc. (SNTI)

Date of Event Requiring
Statement: May 16, 2014

FROST GAMMA INVESTMENTS TRUST

by: _________________________
Phillip Frost, M.D., Trustee